EXHIBIT 99.1

PRESS RELEASE

HOUSE OF BRUSSELS SIGNIFICANTLY EXPANDS PRODUCTION CAPACITY AND
PRODUCT LINES WITH NEW SAN FRANCISCO FACILITY

Houston, TX– November 20, 2003 – House of Brussels Chocolates (“HBSL” or “Brussels”) (OTC BB: HBSL) has increased its annual production capacity to $35 million by purchasing the manufacturing equipment and business assets from The Candy Jar, Inc. of San Francisco, CA. Closing of the transaction was completed on November 19.

Established in 1977, The Candy Jar is a family owned and operated gourmet chocolate manufacturer known for its ultra-gourmet chocolate coated truffles. Given that Candy Jar products are sold mostly under the Truffelinos trademark, Brussels has also secured the rights to the Truffelinos name. Brussels’s sales team intends to present representative products under the Truffelinos brand to long-standing Candy Jar customers like Nordstrom, Williams-Sonoma, Macy’s and other high-end national retailers. Brussels views this as an opportunity to quickly add new clients. Additionally, Brussels’ intent is to build on these existing relationships by introducing some of its own products to The Candy Jar’s current customers. Our sales focus will be to introduce high margin, cutting edge products such as no-sugar-added/low-carb chocolates and our new proprietary supplement bars.

Given HBSL’s expertise in optimizing efficiency and focusing on high-margin products, management is confident that the Company’s manufacturing capacity increase is in the range of $8,000,000 to $10,000,000 annually, at the wholesale level. While somewhat product dependent, the combined capacity of the new San Francisco facility and our existing Canadian facility should increase our total production capacity to approximately $35 million annually with no significant additional equipment expenditures. It is now anticipated that the existing production capabilities will meet HBSL’s sales growth needs for at least the next 2 years.

With a secondary production facility located in San Francisco, CA, HBSL gains immediate production capabilities in the United States. With its two manufacturing plants, HBSL will be able to direct orders such that shipping costs and cross-border transactions are minimized, adding further to HBSL’s bottom line. HBSL has formed a wholly owned subsidiary (House of Brussels Chocolates (USA) Ltd.) to operate the San Francisco manufacturing facility.

Grant Petersen, CEO of Brussels, said, “With the rapid acceptance by retailers in the US of our award-winning chocolates, the acquisition of this production capacity and The Candy Jar’s luxury line should now allow us to fulfill our aggressive growth plan over the next two years without production concerns or further capital expenditures.” Petersen went on to say, “We are happy to say we completed this transaction without adding any debt or assuming any existing liabilities.”

About House of Brussels Chocolates Inc. ( www.brusselschocolates.com )
House of Brussels Chocolates has manufactured and distributed gourmet Belgian chocolates around the world since 1983. HBSL’s signature product is a "hedgehog" - a molded chocolate design that blends the traditional Belgian symbol of good luck with taste for a strong customer appeal. Most of HBSL’s 100 products are based on its signature hedgehog. Most recently, HBSL developed a new hedgehog treat – the Sonic The Hedgehog™ chocolate bar – under license from SEGA® of America, Inc. Other products in the HBSL line include an assortment of tourist oriented truffles including some made with genuine maple syrup and some with Canadian ice wine, fine quality chocolate bars made in several distinct flavors, a no-sugar-added/low-carbohydrate line of chocolate bars and truffles, and the recently introduced supplement-fortified bars. All products have a tried and true track record of customer acceptance. In addition to house brands, HBSL creates custom packaging and sizing as well as private labels. All of HBSL’s proprietary products are manufactured in our facilities in Vancouver, BC, Canada and San Francisco, CA.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

Contact:	John Veltheer
Telephone:	713.960.9903 or 1.800.661.1524
Email:	info@hobc.ca